Exhibit 99.1

TRANSACTION INFORMATION

Costamare Shipping Services Ltd.

Costamare Shipping Services Ltd. received 37,236 shares of Common Stock on June 30, 2025 pursuant to a service agreement with the Issuer’s vessel-owning subsidiaries in exchange for services provided to them.

Longshaw Maritime Investments S.A.

During the period July 28, 2025 through August 27, 2025, Longshaw Maritime Investments S.A.acquired shares of Common Stock in the following transactions:

Trade Date	Amount of Shares	Price per Share	Where/How Effected
7/28/2025	6,035	9.23	Open Market
7/29/2025	4,541	9.11	Open Market
7/30/2025	5,752	9.20	Open Market
7/31/2025	25,267	8.95	Open Market
8/1/2025	10,040	9.10	Open Market
8/4/2025	14,368	9.80	Open Market
8/5/2025	11,040	9.98	Open Market
8/6/2025	6,459	9.81	Open Market
8/7/2025	9,216	9.79	Open Market
8/8/2025	16,545	9.63	Open Market
8/11/2025	10,603	9.29	Open Market
8/12/2025	17,105	9.54	Open Market
8/13/2025	11,196	9.59	Open Market
8/14/2025	12,290	9.14	Open Market
8/15/2025	8,259	9.04	Open Market
8/18/2025	12,843	9.26	Open Market
8/19/2025	6,177	9.26	Open Market
8/20/2025	12,195	9.21	Open Market
8/21/2025	5,296	9.21	Open Market
8/22/2025	9,900	9.58	Open Market
8/25/2025	16,236	10.03	Open Market
8/26/2025	6,875	10.15	Open Market
8/27/2025	13,037	10.14	Open Market